INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
  COMPUTATION OF RATIOS OF EARNINGS FOR THE THREE MONTHS ENDED
                           MARCH 31, 1997
                             AND 1996
                       (DOLLARS IN THOUSANDS)

                                             1997            1996
                                            -----           -----
                                                (Unaudited)
Earnings:
Net Income                             $   55,428      $   52,904
  Add:
    Provision for income taxes             30,543          30,546
    Fixed charges                         172,600         153,440
  Less:
    Capitalized interest                   11,953          11,982
                                       ----------       ---------
  Earnings as adjusted (A)             $  246,618       $ 224,908
                                       ==========       =========

Preferred dividend requirements        $    4,085      $    4,383
Ratio of income before provision
    for income taxes to net income           155%            158%
                                       ----------      ----------
  Preferred dividend factor on pretax
    basis                                   6,332           6,925
                                         --------       ---------
Fixed Charges:
  Interest expense                        147,437         135,090
  Capitalized interest                     11,953          11,982
  Interest factor of rents                 13,210           6,368
                                         --------         -------
  Fixed charges as adjusted (B)           172,600         153,440
                                         --------         -------
Fixed charges and preferred stock
    dividends (C)                      $  178,932       $ 160,365
                                       ==========       =========

Ratio of earnings to fixed charges
    (A) divided by (B)                       1.43x           1.47x
                                             =====           =====

Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C)                       1.38x           1.40x
                                             =====           =====

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